EXHIBIT 99.1

OXiGENE Reports First Quarter 2013 Financial Results

SOUTH SAN FRANCISCO, Calif., May 6, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended March 31, 2013.

Financial Results

For the three months ended March 31, 2013, the Company reported a net loss of $1.9 million or $0.97 per share, compared to a net loss of $1.9 million or $1.44 per share for the three-month period in 2012. The results for both periods were similar, with research and development (R&D) expenses at $0.7 million for both periods and general and administrative expenses slightly lower at $1.1 million for the three months ended March 31, 2013 as compared to $1.3 million in the three-month period in 2012.

Operating expenses continued to decrease in the 2013 period, reflecting the Company's ongoing strategies to reduce expenses and cash utilization following its 2011 restructuring and to focus resources on its high-value programs and defray costs, when possible, through collaborations. Significant drivers of the continued reduction in R&D spending in the 2013 period, and in the 2012 period, included the Company's decisions to redirect the focus of its regulatory strategy for ZYBRESTAT® in anaplastic thyroid cancer (ATC) toward the compassionate use program in Europe being conducted by Azanta A/S, and to pursue registration of ZYBRESTAT in Europe utilizing its current data set; and its decision to advance its clinical program in ovarian cancer by working with collaborators, such as the Gynecologic Oncology Group (GOG) which is conducting a Phase 2 trial of ZYBRESTAT combined with Avastin®.

During the 2013 quarter, the Company issued approximately 323,000 shares of common stock through the Company's At the Market agreement with MLV & Co. LLC for net proceeds of approximately $1.5 million.

At March 31, 2013, OXiGENE had cash and restricted cash of approximately $4.6 million, compared with approximately $5.0 million at December 31, 2012. At April 30, 2013, the Company had cash and restricted cash of approximately $8.7 million which includes the cash received from the private placement financing described below.

Following the close of the first quarter, in April 2013, the Company raised $5.0 million in gross proceeds by issuing convertible preferred stock in a private placement to accredited institutional investors. The preferred stock is convertible into a total of approximately 1.38 million shares of common stock. Additionally, two series of warrants potentially exercisable for up to approximately 2.92 million of additional shares of common stock were issued. The preferred stock does not have any dividend rights or any preferences over the Company's common stock, including liquidation rights.

All of the per share and share amounts reflect the effect of the 1:12 reverse stock split that became effective on December 28, 2012.

"I am pleased to report that we have made very good progress over the last few months in advancing our lead clinical program for ZYBRESTAT in ovarian cancer, in our European registration strategy for ZYBRESTAT in ATC utilizing the exceptional circumstances marketing authorization process, and in strengthening our Company's financial standing," said Peter Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer. "We have received positive feedback from two European countries for our ATC registration strategy, which we are continuing to vigorously pursue. Our collaborative study with the GOG in patients with advanced ovarian cancer has completed enrollment, and we anticipate initial top-line data in the first half of 2014. The financing we completed in April involved high quality institutions and provides timely and welcome support as we continue to explore longer term options for strengthening our financial condition, including partnering. We remain committed to exploring available opportunities to advance our pipeline of vascular disrupting agents with the goal of bringing important new therapeutics to patients with serious, unmet medical needs, and building our Company's value."

Conference Call Today

Members of OXiGENE's management team will review first quarter results via a webcast and conference call today, May 6, 2013, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events and Presentations".

OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

To listen to a live or archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events & Presentations."

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs, including the timing for receipt of top-line data from the Phase 2 study described in this press release, and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	March 31, 2013	December 31, 2012
	(All amounts in 000's)
Assets

Cash and restricted cash	$ 4,582	$ 4,966
Prepaid expenses	337	135
License agreement	167	191
Other assets	96	155

Total assets	$ 5,182	$ 5,447

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 833	$ 901
Total stockholders' equity	4,349	4,546

Total liabilities and stockholders' equity	$ 5,182	$ 5,447

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)
	Three months ended March 31,
	2013	2012
	(All amounts in 000's except per share amounts)
Product revenue	$ --	$ 114

Operating Expenses:

Research and development	746	654
General and administrative	1,135	1,332
Restructuring	--	13

Total operating expenses	1,881	1,999

Loss from Operations	(1,881)	(1,885)

Other (expense) income, net	1	(6)

Net loss	$ (1,880)	$ (1,891)

Basic and diluted net loss per common share	$ (0.97)	$ (1.44)
Weighted average number of common shares outstanding	1,940	1,311
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000